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                                                                    Exhibit 10.1

[LETTERHEAD OF DEL MAR CAPITAL]

23 September, 2002

William F. Mason
Chairman & CEO
Vertica Software, Inc.
106 East 6th Street, #900
Austin, TX 78701
Fax: 512-322-3952

Bill,

Please allow this letter to serve as an Amendment to the Consulting Services Agreement dated 18 April, 2002 (attached) it is agreed that the term of this agreement effective 20 September, 2002 shall be extended to February 18, 2003, however this agreement may be terminated by Vertica Software at any time prior to that date with 30 day written notice. All compensation paid will be considered earned and fully paid for.

Under the section 'Compensation' item #1 there is an agreed changed to read:

"The Company will pay a fee of 2,687,500 shares of common stock at $.0223 per share with and S-8 Registration and will deliver said shares upon completion of said S-8 Registration."

It is acknowledged that 1,687,500 have been received under the agreement, leaving an unpaid balance of shares of 1,000,000 due and payable under the current S-8 Registration and an accounting with a balance of dollars showing all payments and expenses will be in support of this letter and changes as incorporated into the Consulting Services Agreement.

Under the section 'Transactions' is deleted in its entirety.

Thank you for the ability to continue our relationship and work Vertica and support of the public market.

                                        Agreed:
/s/ James D. Butcher                          /s/ William F. Mason
--------------------                          ---------------------
James D. Butcher                              William F. Mason
Principal                                     Chairman/CEO

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                          CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this 'Agreement') dated 18 April, 2002 is by and between James D. Butcher and Vertica Software, Inc. (hereafter `Company').

The Company and Consultant desire to set forth in writing the terms and conditions of their agreement and understanding concerning a twelve month consulting agreement; in consideration of the promises, mutual covenants, agreements and considerations herein contained, the parties hereto agree as follows:

ENGAGEMENT:
The Company hereby engages Consultant; to provide Services as set forth in section 'Services'. Consultant hereby accepts such engagement and shall, during the term of this Agreement, perform the services to the best of his ability.

SERVICES:
     1. To find and locate potential acquirers for the Company. Consultant shall not be exclusive with respect to the Company and the Company acknowledges that Consultant is not exclusive to the Company.
     2. Consultant will participate in all aspects of a transaction as proposed, required and directed by the Company. This includes introductions and communications between all parties, price evaluation, marketing, contacting, advisory services, meetings and related paperwork and follow through.
     3. Consultant will advice the Company on Capital structure and development of the Companies Business plan and execution of said plan.
     4. Consultant will work with the Companies advisors on a market awareness campaign.

COMPENSATION:
     1. The Company will pay a Fee of 1,687,500 shares of common stock at $.0355 per share with and S-8 Registration and will deliver said shares upon execution of this agreement.
     2.   Any and all outstanding Expense reimbursable.

TRANSACTION: "Transaction" shall mean the following with respect to the Company:
     1. Any acquisition, asset sale, exchange, funding transaction, merger or disposition of the Company's assets, rights or any portion thereof made within 24 months of the Effective Date consummated with third person to whom Consultant had communicated the availability of the company and or a transaction opportunity.

     2. If the Company is delayed from sale or if the authorization is revoked during the term hereof, or if the seller, buyer, individual, legal representative, government agency, corporation interferes or otherwise prevent the performance or management by Consultant. All compensation is due and payable to Consultant even if the transaction is not completed, with no exception.

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AUTHORITY:
Consultant understands and agrees that under the terms and provisions of this Agreement, Consultant is not an employee and will receive a Form 1099 from the Company evidencing Consultants compensation.

CONFIDENTIALITY:
In the course of the performance of Consultant's duties hereunder, Company and Consultant recognize and acknowledge that Consultant may have access to certain confidential and proprietary information of the Company.

EXPENSES:
Travel expenses outside of Houston, are paid by the Company. In general terms:
Car rental, lowest price available. Flights, lowest direct price available. Hotel $125.00 per night or less. $.55 cents per mile with my personal car. Meals at $ 50.00 per day. Advisor fees are included. Consultant is not responsible for legal, accounting or general expenses of the transaction and or of the company at any time. Expenses are due and payable when submitted.

ASSIGNMENT:
All of the terms, provisions and conditions of this agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This agreement shall not be assigned or transferred by either party, nor shall any interest herein be assigned, transferred, pledged, or hypothecated by either party without the prior written consent of the other party.

APPLICABLE LAW:
This agreement shall be construed in accordance with and governed by the laws of the United States. If any party brings legal action to enforce any right or obligation under this agreement, jurisdiction shall lie exclusively in Houston, Texas and consultant shall be entitled to its reasonable attorneys fees and related expenses. At all times, Consultant advises Company to seek expert advice or counsel on matters that relate to the treatment of accounting, legal, securities regulations, state and or federal government laws or regulations while in the process of a transaction.

WARRANTIES:
The Company warrants the accuracy of all information furnished, and agrees to defend at Company expense and hold the Consultant harmless from any action, liabilities, judgment, awards, or damages rising out of incorrect or undisclosed information or action by the consultant. Consultant may rely upon the accuracy thereof without independent investigation.

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General Provisions:

This agreement constitutes the entire agreement of the parties hereto and expressly supersedes prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof. No variations, modifications, changes or extensions of this agreement or any other terms hereof shall be binding upon any party hereto unless set forth in a document duly executed by each party.

Company, Authorized Officer:

Title:

Signature: /s/ William F. Mason / Date: 4/19/02
           --------------------

/s/ James D. Butcher / Date: APR 18 2002
--------------------
Consultant:    James D. Butcher
               1913 NASA Road #1
               Seabrook, TX 77586
               Ph. (281) 532-2999
               Fax: (281) 532-2979

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                                 VERI Accounting

Balance Due in Expenses $20,000:

Press Release $125 on 9/5/02
Press Release $125 on 8/20/02
Press Release (lengthy) $185 on 7/2/02
Future Press Releases 5 @ $125 = $625.
Kinko's 3-pgr. $131.29 on 6/14/02
Atlanta Trip 6/04/02:
      Southwest $198.50
      Petty Cash $100.00

Total: $1489.79

Amount Owed: $18510.21